UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1)*

Zhangmen Education Inc.

(Name of Issuer)

American depositary shares, each representing seventy-two (72) Class A Ordinary Shares

Class A Ordinary Shares, par value US$0.00001 per share

(Title of Class of Securities)

98955H200 **

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the Appropriate Box to Designate the Rule Pursuant to Which this Schedule Is Filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**

There is no CUSIP number assigned to the ordinary shares. CUSIP number 98955H200 has been assigned to the American depositary shares (“ADSs”) of the Issuer, which are quoted on the New York Stock Exchange under the symbol “ZME”. Each ADS represents seventy-two (72) Class A ordinary shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Demantoid Gem Holdings Limited
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-B (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-D (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Private Equity XII-E (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus XII Partners (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons WP XII Partners (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Cayman) XII, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Cayman) XII GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus China Partners (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus China (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Cayman) China GP, L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus (Cayman) China GP LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware, United States

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Warburg Pincus Partners II Holdings (Cayman), L.P.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons WPP II Administrative (Cayman), LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Bermuda

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) CO

1.	Names of Reporting Persons Warburg Pincus LLC
2.	Check The Appropriate Box if a Member of a Group (See Instructions) (a) ☒ (b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned By Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented By Amount in Row (9) 0%
12.	Type of Reporting Person (See Instructions) OO

Item 1(a).	Name of Issuer

Zhangmen Education Inc. (the “Issuer”)

Item 1(b).	Address of the Issuer’s Principal Executive Offices

No. 82 Tongjia Road, Hongkou District

Shanghai, People’s Republic of China

Item 2(a).	Names of Persons Filing

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”:

(i)	Demantoid Gem Holdings Limited;

(ii)	Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P.;

(iii)	Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.;

(iv)	Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P.;

(v)	Warburg Pincus Private Equity XII-B (Cayman), L.P.;

(vi)	Warburg Pincus Private Equity XII-D (Cayman), L.P.;

(vii)	Warburg Pincus Private Equity XII-E (Cayman), L.P.;

(viii)	Warburg Pincus XII Partners (Cayman), L.P.;

(ix)	WP XII Partners (Cayman), L.P.;

(x)	Warburg Pincus (Cayman) XII, L.P.;

(xi)	Warburg Pincus (Cayman) XII GP LLC;

(xii)	Warburg Pincus China Partners (Cayman), L.P.;

(xiii)	Warburg Pincus China (Cayman), L.P.;

(xiv)	Warburg Pincus (Cayman) China GP, L.P.;

(xv)	Warburg Pincus (Cayman) China GP LLC;

(xvi)	Warburg Pincus Partners II (Cayman), L.P.;

(xvii)	Warburg Pincus Partners II Holdings (Cayman), L.P.;

(xviii)	WPP II Administrative (Cayman), LLC;

(xix)	Warburg Pincus (Bermuda) Private Equity GP Ltd.; and

(xx)	Warburg Pincus LLC (“WP LLC”).

Item 2(b).	Address of the Principal Business Office, or if none, Residence

For all reporting persons:

c/o 450 Lexington Avenue

New York, New York 10017

Item 2(c).	Citizenship

See responses to Item 4 on each cover page.

Item 2(d).	Title of Class of Securities

Class A ordinary shares, par value US$0.00001 per share

Item 2(e).	CUSIP Number

There is no CUSIP number assigned to the ordinary shares. CUSIP number 98955H200 has been assigned to the American depositary shares (“ADSs”) of the Issuer. Each ADS represents seventy-two (72) Class A ordinary shares.

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a (n):

Not Applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

See responses to Item 9 on each cover page.

(b)	Percent of Class:

See responses to Item 11 on each cover page.

(c)	Number of shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See responses to Item 5 on each cover page.

(ii)	Shared power to vote or to direct the vote:

See responses to Item 6 on each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See responses to Item 7 on each cover page.

(iv)	Shared power to dispose or direct the disposition of:

See responses to Item 8 on each cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

Demantoid Gem Holdings Limited

By:	/s/ Steven G. Glenn
Name: Steven G. Glenn
Title: Director

Warburg Pincus (Callisto) Private Equity XII (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Europa) Private Equity XII (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Ganymede) Private Equity XII (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus Private Equity XII-B (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus Private Equity XII-D (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus Private Equity XII-E (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus XII Partners (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity
GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

WP XII Partners (Cayman), L.P.

By: Warburg Pincus (Cayman) XII, L.P., its general partner
By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Cayman) XII, L.P.

By: Warburg Pincus (Cayman) XII GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Cayman) XII GP LLC

By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus China Partners (Cayman), L.P.

By: Warburg Pincus (Cayman) China GP, L.P., its general partner
By: Warburg Pincus (Cayman) China GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus China (Cayman), L.P.

By: Warburg Pincus (Cayman) China GP, L.P., its general partner
By: Warburg Pincus (Cayman) China GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Cayman) China GP, L.P.

By: Warburg Pincus (Cayman) China GP LLC, its general partner
By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Cayman) China GP LLC

By: Warburg Pincus Partners II (Cayman), L.P., its managing member
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus Partners II (Cayman), L.P.

By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus Partners II Holdings (Cayman), L.P.

By: WPP II Administrative (Cayman), LLC, its general partner
By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

WPP II Administrative (Cayman), LLC

By: Warburg Pincus (Bermuda) Private Equity GP Ltd., its managing member

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: Authorised Signatory

Warburg Pincus (Bermuda) Private Equity GP Ltd

By:	/s/ Harsha Marti
Name: Harsha Marti

Title: Authorised Signatory

Warburg Pincus LLC

By:	/s/ Harsha Marti
Name: Harsha Marti
Title: General Counsel & Managing Director

EXHIBIT LIST

Exhibit 99.1	Joint Filing Agreement, dated as of February 14, 2022 as incorporated by reference to Exhibit 99.1 to the Schedule 13G filed February 14, 2022.